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Exhibit 23.2

Independent Auditors' Consent

The Board of Directors
Metron Technology N.V.

        We consent to the incorporation by reference in the registration statement on Form S-3 dated September 19, 2003 of Metron Technology N.V. of our report dated July 12, 2001, with respect to the consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows of Metron Technology N.V. and subsidiaries for the year ended May 31, 2001, and the related financial statement schedule, which report appears in the May 31, 2003 Annual Report on Form 10-K of Metron Technology N.V. We also consent to the reference to our firm under the heading "Experts" in the prospectus.

                      /s/ KPMG LLP

Mountain View, California
September 19, 2003

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  Exhibit 23.2
Independent Auditors' Consent